Contact:	John R. Lund, CFO Cysive, Inc. 703.259.2300

FOR IMMEDIATE RELEASE

Cysive Reports First Quarter Results

Reston, Va. – May 2, 2002 – Cysive, Inc. (Nasdaq: CYSV), a leading provider of Interaction Server software technology, today announced results for the first quarter ended March 31, 2002.

Revenue for the first quarter of 2002 totaled $1.4 million. This is compared to revenue of $1.4 million for the fourth quarter of 2001, and revenue of $5.5 million for the first quarter of 2001. Net loss for the first quarter of 2002 was ($8.3) million, or ($0.28) per share. This is compared to net loss of ($6.8) million, or ($0.23) per share for the fourth quarter of 2001, and net loss of ($6.8) million or ($0.23) per share for the first quarter of 2001. The net loss for the first quarter of 2002 includes a non-recurring, non-cash charge of $2.2 million or ($0.08) per share related to employee-held stock options cancelled during the quarter.

“While we continue to experience the effects of a sustained technology spending slowdown, we are beginning to see early positive indicators in our new business model,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive. “We are pleased with the traction we have gained with our Interaction Server product, Cysive Cymbio™. Our outlook is tempered by the long sales cycle of Cysive Cymbio that is typical of enterprise software product sales, and by our belief that a recovery in technology spending is likely to lag a broader economic recovery.”

Cysive will hold a conference call to discuss this announcement at 10 a.m. Eastern Time today. The call will be available via webcast at www.cysive.com. A replay of the call will be available via webcast beginning approximately two hours after the conclusion of the live call, through May 9, 2002.

About Cysive™
Cysive, Inc. is a leading provider of Interaction Server technology that allows enterprise customers to rapidly integrate and re-purpose existing application functionality to deliver new applications across web, wireless, voice and web services channels. Cysive Cymbio leverages existing IT assets to enable enterprises to better accommodate and manage rapidly changing business requirements and to further extend their reach to customers, partners and employees via any method. Since 1993 Cysive has built mission-critical business systems for Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Denver, Irvine and Mountain View, Calif., and New York. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2002, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
	March 31,

	2002	2001

Revenues	$1,374	$5,530
Direct costs	1,309	5,864

Gross profit (loss)	65	(334)
Operating expenses:
Sales and marketing	2,965	1,931
General and administrative	2,822	4,239
Research and development	775	613
Stock compensation	3,214	364
Restructuring	—	1,689

Total operating expenses	9,776	8,836

Operating loss	(9,711)	(9,170)
Investment income, net	1,453	2,397

Net loss	($8,258)	($6,773)

Basic and diluted loss per share	($0.28)	($0.23)
Weighted average shares outstanding and common stock equivalents	29,363,442	29,372,602

Cysive, Inc.
Balance Sheets
(In thousands)

	March 31,	December 31,
	2002	2001

	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$9,417	$1,484
Investments	93,497	117,459
Accounts receivable, net	1,179	555
Prepaid expenses and current other assets	1,744	2,381
Income tax receivable	116	126

Total current assets	105,953	122,005
Furniture, fixtures and equipment, net	5,182	5,791
Investments	42,188	32,343
Other assets	1,035	995

Total assets	$154,358	$161,134

Liabilities and stockholders’ equity Current liabilities:
Accounts payable	$275	$303
Accrued liabilities	2,328	2,671
Deferred revenue	217	62
Accrued restructuring	490	1,035

Total current liabilities	3,310	4,071
Accrued restructuring, less current portion	752	829

Total liabilities	4,062	4,900
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock	—	—
Common stock	301	299
Treasury stock	(7)	(6)
Additional paid-in capital	205,335	205,195
Deferred stock compensation	(1,940)	(5,002)
Unrealized gain on investments	245	1,090
Accumulated deficit	(53,638)	(45,342)

Total stockholders’ equity	150,296	156,234

Total liabilities and stockholders’ equity	$154,358	$161,134

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